Exhibit 99.1

Tidelands Royalty Trust “B”

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES 4th QUARTER CASH DISTRIBUTION

DALLAS, Texas, December 19, 2016 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.026131 per unit, payable on January 13, 2017, to unitholders of record on December 30, 2016. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter increased to $0.026131 per unit from $0.00 per unit last quarter. Royalties received this quarter increased as compared to the last quarter due to an increase in the production of oil and the price of natural gas, which were offset by a decrease in the production of natural gas and the price of oil.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839